News Release

For Further Information:

Jessica Gulis, 248.559.0840

ir@cnfrh.com

For Immediate Release

Nick Petcoff to Become Chief Executive Officer of Conifer Holdings, Inc.

Troy, MI, October 6, 2023 – Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer” or the “Company”) today announced that Nicholas J. Petcoff will become sole Chief Executive Officer of the Company, effective December 31, 2023. Consequently, James G. Petcoff will be stepping down as Chairman and Co-CEO, but will remain with the Company as a director.

James Petcoff, stated, “I am pleased and proud to announce this positive transition in Conifer’s leadership. With the recent successful completion of our September 30, 2023 debt maturity, I believe that our company is well-positioned going forward. Over the coming months, I will remain involved to help effect an orderly and seamless transition.”

About the Company

Conifer Holdings, Inc. is a specialty insurance holding company, offering customized coverage solutions tailored to the needs of our insureds nationwide. Conifer is traded on the NASDAQ exchange under the symbol “CNFR”. Additional information is available on the Company’s website at www.CNFRH.com.